Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2011, with respect to the consolidated financial statements and schedule included in the Annual Report of Orchid Cellmark Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Orchid Cellmark Inc. on Forms S-3 (File No. 333-60582, effective May 10, 2001, File No. 333-85550, effective April 4, 2002, File No. 333-98825, effective August 28, 2002, File No. 333-105732, effective May 30, 2003, File No. 333-111892, effective May 27, 2004 and File No. 333-113981 effective May 27, 2004) and on Forms S-8 (File No. 333-53118, effective January 3, 2001, File No. 333-76744, effective January 15, 2002, File No. 333-126227, effective June 29, 2005, and File No. 333-146002, effective September 12, 2007).

/s/ GRANT THORNTON LLP

New York, New York

March 15, 2011